EXECUTION COPY




                              TERMINATION AGREEMENT






                              ELAN CORPORATION, PLC


                        ELAN INTERNATIONAL SERVICES, LTD.


                           ORASOMAL TECHNOLOGIES, INC.


                               DOR BIOPHARMA, INC.


                                       AND


                            INNOVACCINES CORPORATION

                                      INDEX


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    CLAUSE                   HEADING                                    PAGE
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       1         DEFINITIONS                                               5

       2         TERMINATION OF THE NEWCO AGREEMENTS                       7

       3         REPRESENTATIONS, WARRANTIES, CONFIRMATIONS
                   AND INDEMNITIES                                         9

       4         INTELLECTUAL PROPERTY                                    13

       5         RIGHTS RELATED TO SECURITIES                             14

       6         SALE OF SHARES AND COMPLETION

       7         CONFIDENTIALITY                                          15

       8         WAIVER OF ACCRUED RIGHTS/MUTUAL RELEASES                 18

       9         GENERAL                                                  19

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THIS TERMINATION AGREEMENT made this 12th day of December, 2002 (this
"Agreement")

AMONG:

(1) ELAN CORPORATION, PLC, a public limited company incorporated under the laws of Ireland and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland ("Elan Corp");

(2) ELAN INTERNATIONAL SERVICES, LTD., an exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("EIS");

(3) DOR BIOPHARMA, INC., a Delaware corporation formerly known as Endorex Corporation, having its principal place of business at 28101 Ballard Drive, Lake Forrest, Illinois 60045, United States of America ("DOR");

(4) ORASOMAL TECHNOLOGIES, INC., a Delaware corporation having its principal place of business at 28101 Ballard Drive, Lake Forrest, Illinois 60045, United States of America; and

(5) INNOVACCINES CORPORATION, a Delaware corporation having its principal place of business at 28101 Ballard Drive, Lake Forrest, Illinois 60045 United States of America ("Newco").

                                    RECITALS:

A. The Parties entered into various agreements whereby Elan Corp, EIS, Orasomal, Newco and DOR established the joint venture company, Newco, and Elan Corp, pursuant to the Elan License Agreement (as defined below), and JVP, pursuant to the JVP License Agreement (as defined below), licensed certain intellectual property to Newco for a specified field of use.
     Specifically:

     (i) Elan Corp, EIS, DOR, Orasomal and Newco entered into a Subscription, Joint Development and Operating Agreement dated 21 January 1998, as amended on 12 May 1999, 5 January 2000 and 6 January 2001 (as so amended, the "JDOA");

     (ii) Elan Corp and Newco entered into a License Agreement dated 21 January 1998, as amended on 12 May 1999, 5 January 2000 and 6 March 2001 (as so amended, the "Elan License Agreement");

     (iii) JVP and Newco entered into a License Agreement dated 21 January 1998, as amended on 5 January 2000 and 6 March 2001 (as so amended, the "JVP License Agreement");



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     (iv) EIS, JVP and Newco entered into a Registration Rights Agreement with respect to the capital stock of Newco, dated as of 21 January 1998 (the "Newco Registration Rights Agreement");

     (v) EIS, JVP and Newco entered into a Subscription and Stockholders Agreement, dated as of 21 January 1998 (the "Newco Subscription Agreement"); and


     The JDOA, Elan License Agreement, JVP License Agreement, Newco Registration Rights Agreement, Newco Subscription Agreement, and that certain Newco Management Committee Resolution, dated January 24, 2002, with respect to the SRI License Agreement and related matters referred to therein, are together defined in this Agreement as the "Newco Agreements".

B. The Parties also entered into agreements whereby JVP sold and EIS purchased certain securities of JVP and the Parties agreed to certain matters related to the ownership of such securities. Specifically:

     (i) EIS and JVP entered into a Securities Purchase Agreement dated 21 January 1998 (the "Securities Purchase Agreement");

     (ii) EIS and JVP entered into a Registration Rights Agreement with respect to the capital stock of JVP dated 21 January 1998 (the "JVP Registration Rights Agreement");

     (iii) JVP executed and delivered to EIS a Warrant, dated as of 21 January 1998, to purchase 230,770 shares of Common Stock, par value US$.001 per share, of JVP (the "Warrant").

C. The Parties also entered into agreements whereby the Parties agreed to certain matters related to Newco and also to a joint venture, Endorex Newco, Ltd. ("Endorex"), established by Elan Corp, EIS and DOR. Specifically,

     (i) Elan Corp, EIS, Elan Pharmaceutical Investments, Ltd. and JVP entered into an agreement in principle dated June 29, 2002, as subsequently extended through November 30, 2002 (as so extended, the "Agreement in Principle"), a copy of which is attached hereto as Exhibit 1; and

     (ii) DOR executed and delivered to Elan Pharma International Limited a promissory note, dated June 29, 2002, in the original principal amount of $579,742 (the "DOR Note") in settlement of amounts owed to Elan by Newco under the JDOA and amounts owed to Elan by Endorex.





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D.   The Parties wish to (i) terminate in full the Newco Agreements as set forth below, and (ii) set forth their agreement in relation to other matters including, inter alia, the transfer of shares by EIS to JVP, and (iii) amend certain agreements as set forth below in relation to matters related to security holdings in JVP.

IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN, AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH ARE HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED AS FOLLOWS:

Capitalised terms used in this Agreement shall have the same meanings assigned to them in the Newco Agreements, unless such terms are expressly defined to the contrary in this Agreement.

1.   DEFINITIONS

     "Affiliate" shall mean any corporation or entity controlling, controlled or under the common control of any other corporation or entity, excluding, in the case of Elan, an Elan JV. For the purpose of this definition, (i) "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors; and (ii) Newco shall not be an Affiliate of Elan Corp or EIS.

     "Balance Sheet" shall mean the unaudited balance sheet of Newco made up to the Balance Sheet Date, as set forth in Schedule 1.

     "Balance Sheet Date" shall mean September 10, 2002.

     "DOR Shares" shall have the meaning set forth in Clause 6.1.2 hereof.

     "Effective Date" shall mean the date of this Agreement.

     "Elan" shall mean Elan Corp and its Affiliates.

     "Elan Improvements" shall mean improvements to the Elan Patents (including without limitation, the Elan Program Patents) and/or the Elan Know-How, developed (i) by Elan outside the Research and Development Program, (ii) by Elan, JVP or Newco or by a third party (under contract with Newco, Elan or JVP) pursuant to the Research and Development Program, and/or (iii) jointly by any combination of Elan, JVP, Newco or a third party (under contract with Newco, Elan or JVP) pursuant to the Research and Development Program.

     "Elan Intellectual Property" shall mean the Elan Patents, the Elan Know-How and the Elan Improvements.



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     "Elan JV" shall mean an entity that Elan and a third party (i) establish or have established; (ii) take shareholdings in or have a right to take shareholdings in; and (iii) grant certain licenses in and to certain intellectual property rights for the purpose of implementing a strategic alliance.

     "Elan Know-How" shall have the meaning set forth in the Elan License Agreement.

     "Elan Patents" shall have the meaning set forth in the Elan License Agreement.

     "Elan Program Patents" shall have the meaning set forth in the JDOA.

     "Elan Trademark" shall have the meaning set forth in the Elan License Agreement.

     "Force Majeure" shall mean causes beyond a Party's reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a governmental authority.

     "JVP" shall mean DOR and its Affiliates, including without limitation, Orasomal Technologies, Inc.

     "JVP Improvements" shall mean improvements to the JVP Patents (including without limitation, the JVP Program Patents) and/or the JVP Know-How, developed (i) by JVP outside the Research and Development Program, (ii) by JVP, Elan or Newco or by a third party (under contract with Newco, Elan or JVP) pursuant to the Research and Development Program, and/or (iii) jointly by any combination of JVP, Elan, Newco or a third party (under contract with Newco, Elan or JVP) pursuant to the Research and Development Program.

     "JVP Intellectual Property" shall mean the JVP Patents, the JVP Know-How and the JVP Improvements.

     "JVP Know-How" shall mean "Orasomal Know-How" as such term is defined in the JVP License Agreement.

     "JVP Patents" shall mean "Orasomal Patents" as such term is defined in the JVP License Agreement.

     "JVP Program Patents" shall mean "Orasomal Program Patents" as such term is defined in the JVP License Agreement.

     "JVP Trademarks" shall mean "Orasomal Trademarks" as such term is defined in the JVP License Agreement.



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     "Newco Intellectual Property" shall mean all rights to patents, know-how and other intellectual property arising out of the conduct of the Research and Development Program by any person, including any technology acquired by Newco from a third party that does not constitute Elan Intellectual Property or JVP Intellectual Property.

     For the avoidance of doubt, any preclinical and clinical data and/or toxicity, stability and pharmacological data generated pursuant to the Research and Development Program shall constitute Newco Intellectual Property.

     "Newco IP Product" shall mean a product that utilizes, is based upon, or is derived, directly or indirectly, from the Newco Intellectual Property.

     "Newco Trademark" shall mean US Trademark Application Serial No. 76/118,926 and Community Trademark Application Serial No. 01534726 in classes 5, 10 and 42.

     "Party" shall mean Elan Corp, EIS, JVP or Newco, as the case may be, and "Parties" shall mean all such parties together.

     "Product" shall have the meaning set forth in the JDOA.

     "Research and Development Program" shall have the meaning set forth in the JDOA.

     "SRI License Agreement" shall mean that certain license agreement among Vaxcel, Inc., Southern Research Institute and the UAB Research Foundation, dated August 14, 1998, and assigned to Newco pursuant to an Assignment and Assumption Agreement between Newco and Vaxcel, Inc. dated April 1, 1999, as amended April 6, 1999.

     "United States Dollar" and "US$" and "$" shall mean the lawful currency of the United States of America.

2.   TERMINATION OF THE NEWCO AGREEMENTS

     2.1 Subject to the provisions of Clause 2.2 hereof, the Parties hereby agree to terminate the Newco Agreements, including without limitation, those provisions expressly stated to survive termination in each case with effect from the Effective Date.

          All the provisions of the Newco Agreements shall terminate forthwith with effect from the Effective Date and be of no further legal force or effect.



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

     2.2 For the avoidance of doubt and without prejudice to the generality of the foregoing Clause 2.1, the Parties hereby acknowledge and agree as follows as of the Effective Date:

          2.2.1 the Management Committee and the R&D Committee (as such terms are defined in the JDOA) shall each be dissolved forthwith with effect from the Effective Date and thereby cease to have any function;

          2.2.2 the EIS Director, Kevin Insley, holding office with Newco immediately prior to the Effective Date shall resign;

          2.2.3 the nominees on the Management Committee of the EIS Director shall be deemed to have been removed from the Management Committee by the EIS Director immediately prior to the dissolution of the Management Committee;

          2.2.4 the nominees on the R&D Committee of the nominees of the Management Committee, shall be deemed to have been removed from the R&D Committee by the nominees on the Management Committee of the EIS Director immediately prior to the dissolution of the Management Committee pursuant to Clause 2.2.1;

          2.2.5 all rights granted to Newco pursuant to the Elan License Agreement to use the Elan Patents, the Elan Know-How, the Elan Improvements and the Elan Trademarks shall terminate forthwith;

          2.2.6 with effect from the Effective Date, neither JVP nor Newco shall have any rights in or to the Elan Patents, the Elan Know-How, the Elan Improvements and/or the Elan Trademarks and/or any other patents, know-how or any other intellectual property rights whatsoever of Elan;

          2.2.7 with effect from the Effective Date, Elan shall not have any rights in or to the JVP Patents, JVP Know-How, the JVP Improvements and/or the JVP Trademarks and/or any other patents, know-how or any other intellectual property rights whatsoever of JVP, nor any rights to the intellectual property under the SRI License Agreement;

          2.2.8 Elan shall terminate or shall cause to be terminated any and all research and development work being conducted in connection with or pursuant to any Research and Development Program of Newco, the Newco Agreements, or otherwise on behalf of Newco;



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          2.2.9 the Parties shall terminate or cause to be terminated any and all technical services and assistance being conducted in connection with the Newco Agreements;

          2.2.10 for the avoidance of doubt, none of the Parties shall have any obligation to provide working capital, research or development funding, or other funding or financing of any nature to Newco;

          2.2.11 Elan shall not have any obligation to pay any milestone payment or make any milestone investment to or in Newco or JVP whether relating to the Research and Development Program, the achievement of any objectives set forth therein or otherwise; and

          2.2.12 Costs and expenses incurred by Newco through September 10, 2002 and not yet reimbursed to Newco in the amount of $2,638.30 shall be reimbursed by Elan and paid in full to Newco on the Effective Date.



     2.3 Each of the Parties acknowledges and agrees with the other Parties that, as of the Effective Date, no monies are owed or are refundable by any of the Parties to the others pursuant to the Newco Agreements.

          Elan also acknowledges receipt of $524,500 paid by DOR to Elan Pharmaceutical Investments, Ltd. On June 29, 2002, which payment was made pursuant to paragraph 1(b) of the Agreement in Principle.

          For the avoidance of doubt, the Parties acknowledge that nothing shall affect any rights of Elan under the DOR Note.



3.   REPRESENTATIONS, WARRANTIES, CONFIRMATIONS AND INDEMNITIES

     3.1  Sub-licenses:

          Newco represents and warrants to the other Parties that it has not granted any sub-licences or any other rights of any nature to any third parties pursuant to the Elan License Agreement or the JVP License Agreement.

     3.2  JVP Shares:



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          JVP confirms to the other Parties that it is the legal and beneficial owner of 80,100 Newco Voting Common Shares (as defined in the Securities Purchase Agreement).

     3.3  EIS Shares:

          EIS confirms to the other Parties that it is the legal and beneficial owner of 19,900 Newco Voting Common Shares (the "EIS Shares").

     3.4  Balance Sheet:

          3.4.1 JVP represents and warrants to the other Parties that the Balance Sheet is accurate and that, since the Balance Sheet Date, there has been no material adverse change in the financial position or prospects of Newco.

          3.4.2 JVP represents and warrants to the other Parties that there are no creditors of Newco except as described in the Balance Sheet.

     3.5  Third Party Agreements / Orders / Claims.

          3.5.1 Each of the Parties confirms to the other Parties hereto that, as of the Effective Date, to its actual knowledge, Newco is not a party to, or bound by, any judgment, order, decree or other directive of or stipulation with any court or any governmental or regulatory authority.

          3.5.2 JVP represents and warrants to the other Parties that Newco is not a party to, or bound by, or is a third party beneficiary of any agreement with any third party, except for the Newco Agreements, other than as set out in Schedule 3.5.2 ("Newco Third Party Agreements").

               For the avoidance of doubt and with reference to the indemnity in Clause 3.8.1, the Parties agree that the indemnity in Clause
               3.8.1 shall extend to any claims, losses, liabilities and/or damages arising from such Newco Third Party Agreements.

          3.5.3 Each of the Parties confirms to the other Parties hereto that, as of the Effective Date, to its actual knowledge, there are no claims, suits or proceedings pending or threatened against Newco.

     3.6  Regulatory Applications:

          Each of the Parties confirms to the other Parties that, prior to and as of the Effective Date, no regulatory applications have been filed by Newco or by



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          any Party with any government authority in any part of the world for any product, including without limitation, A Newco IP Product, the Newco Intellectual Property or otherwise howsoever in relation to the Research and Development Program.

     3.7  Exclusion of warranties / liability.

          WITH REFERENCE TO THE TRANSFER BY EIS TO JVP OF THE EIS SHARES AS PROVIDED BY CLAUSE 6 ON THE EFFECTIVE DATE (BUT WITHOUT PREJUDICE TO EIS'S OBLIGATION UNDER CLAUSE 6.1.1 HEREOF TO TRANSFER THE EIS SHARES TO JVP FREE FROM ALL LIENS, CHARGES AND ENCUMBRANCES), THE PARTIES ACKNOWLEDGE AND AGREE THAT EIS AND ITS AFFILIATES MAKE NO REPRESENTATION OR WARRANTY OF ANY NATURE TO JVP OR ANY OTHER PERSON IN RELATION TO NEWCO OR ANY OF ITS AFFAIRS PAST, PRESENT OR FUTURE.

          JVP ACKNOWLEDGES THAT IT IS ENTERING INTO THIS AGREEMENT IN RELIANCE EXCLUSIVELY ON ITS OWN BUSINESS JUDGEMENT, THE INFORMATION WHICH HAS BEEN AVAILABLE TO IT AS A SHAREHOLDER OF NEWCO AND OTHERWISE AND ON THE DUE DILIGENCE IT HAS CARRIED OUT IN RELATION TO NEWCO.

          EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL OTHER WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED BY THE PARTIES.

          NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASSIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE

     3.8  Indemnity by JVP and Newco:



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          3.8.1 JVP and Newco, jointly and severally, hereby agree to indemnify and hold harmless Elan Corp and EIS and their respective Affiliates, officers, directors, agents, representatives, employees and shareholders, and any person holding office on or prior to the Effective Date as an EIS Director (as defined in the JDOA) (or any alternate director of the EIS Director) or as a member of the Management Committee or the R&D Committee (each such person or entity referred to as an "Indemnified Party") against any claims, losses, liabilities or damages and expenses (including reasonable attorneys' fees and expenses) incurred or sustained by such Indemnified Party arising in relation to any claim or proceedings made against Newco or an Indemnified Party which relate in any way to the activities of Newco, past, present or future, including without limitation, claims arising with respect to the conduct of clinical trials (if any) by Newco, or by JVP or any other person or entity on behalf of Newco whether in connection with the Project or otherwise.

          3.8.2 For the avoidance of doubt and without prejudice to the generality of Clause 3.8.1, JVP and Newco, jointly and severally, shall indemnify and hold harmless Elan against any claims, losses, liabilities or damages and expenses (including reasonable attorneys' fees and expenses) which may arise in relation to any claim or proceedings made against Elan Corp or any of its Affiliates alleging infringement or other unauthorized use of the proprietary rights of a third party arising from the manufacture, importation, use, offer for sale, sale or other commercialization of the Newco Intellectual Property, Newco Trademark and/or Newco IP Product or any technology related thereto.


     3.9  Organization and authority:

          Each of the Parties represents and warrants to the other Parties that it is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

     3.10 Approvals:

          Each of the Parties represents and warrants to the other Parties that no permit, authorization, consent or approval of or by ("Approval"), or any notification of or filing with ("Filing"), any person or entity (governmental or otherwise) is required in connection with the execution, delivery or performance of this Agreement by such Party, or if any such



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          Approval or Filing is so required, that same has been obtained or filed prior to the Effective Date.

     3.11 Investment Representations:

          JVP hereby represents and warrants to the other Parties that, as of the Effective Date, (i) it is sophisticated in transactions of this type and capable of evaluating the merits and risks of its investment in Newco, (ii) it has not been formed solely for the purpose of making this investment and is acquiring the EIS Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof, and no other person has a direct or indirect interest, beneficial or otherwise in the EIS Shares, (iii) it understands that the EIS Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state and foreign securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as expressed herein and (iv) it understands that no public market now exists for any of the EIS Shares and that there is no assurance that a public market will ever exist for such shares.

     3.12 JVP Representations - DOR Shares:

          JVP represents and warrants to Elan that (a) the DOR Shares being issued to EIS pursuant to Clause 6 hereof have been duly and validly reserved for issuance and, upon issuance, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances, other than (i) liens or encumbrances created by EIS and
          (ii) restrictions on transfer under state and/or federal securities laws.

     3.13 Trademark Applications.

          JVP represents and warrants to the other Parties that JVP and Newco have not filed for any trademark protection or have not adopted any new trademark, apart from the Newco Trademark, in connection with Newco's business or any product or service provided thereunder.

     3.14 Representation and Warranties as of the Effective Date:

          Except where expressly stated otherwise, each of the representations and warranties in this Agreement are made as of the Effective Date

4.   INTELLECTUAL PROPERTY



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     4.1  Ownership:

          On and following the Effective Date:

          4.1.2 For the avoidance of doubt, the Elan Patents, the Elan Know-How, the Elan Improvements and the Elan Trademarks shall remain the sole and exclusive property of Elan.

               A full list of the Elan Improvements developed pursuant to the Research and Development Program, or otherwise pursuant to the Newco Agreements is set forth in Schedule 4.1.2.

          4.1.3 For the avoidance of doubt, the JVP Patents, the JVP Know-How, the JVP Improvements and the JVP Trademarks shall remain the sole and exclusive property of JVP.

               A full list of the JVP Improvements developed pursuant to the Research and Development Program, or otherwise pursuant to the Newco Agreements is set forth in Schedule 4.1.3.

          4.1.4 All Newco Intellectual Property shall be disposed of as follows:

               (1) The Newco Intellectual Property set forth on Schedule 4.1.3(1) shall be transferred and assigned to Elan and neither JVP nor Newco shall have any further rights in or to such Newco Intellectual Property.

               (2) The Newco Intellectual Property set forth on Schedule 4.1.3(2) shall remain the sole and exclusive property of Newco and Elan shall not have any further rights in or to such Newco Intellectual Property.

               The Parties hereby confirm that Schedules 4.1.3(1) and 4.1.3(2) together constitute a full list of all Newco Intellectual Property whether developed pursuant to the Research and Development Program or otherwise pursuant to the Newco Agreements and/or licensed to Newco.


5. RIGHTS RELATED TO SECURITIES

     5.1 Nothing contained herein shall constitute a waiver of any right of EIS or any its successors and assigns with respect to their respective ownership of securities in JVP under any agreements of any kind in existence with JVP with respect thereto, which agreements shall remain unmodified and in full force and effect, except as set forth in
          Schedule 5.1 hereof. .



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6. SALE OF SHARES AND COMPLETION

     6.1  Subject to the terms of this Agreement:

          6.1.1 EIS shall sell as legal and beneficial owner and JVP shall purchase, free from all liens, charges and encumbrances and together with all rights now or hereafter attaching to them, the EIS Shares; and

          6.1.2 the EIS Shares will be sold by EIS to JVP for a total consideration of Five Hundred Thousand (500,000) shares of common stock, par value $.001 per share, of DOR (the "DOR Shares").

     6.2 On the Effective Date, Elan and JVP shall take or (to the extent that the same is within its powers) cause to be taken the following steps prior to or at directors and shareholders meetings of Newco, or such other meetings, as appropriate:

          6.2.1 the delivery by EIS to DOR of a stock transfer form in respect of the EIS Shares duly executed by EIS in favor of DOR or as it may direct together with the related share certificates;

          6.2.2 the transfer to JVP (or as it may direct) of the share register, and all books and records of Newco in the possession of Elan (including any minute books and any company seal(s));



          6.2.3 the resignation of the EIS Director on Newco's Board of Directors and any alternate director of the EIS Director;

          6.2.4 the modification, as appropriate, by board resolutions of Newco of matters such as the removal of EIS as book keeper for Newco, the removal of EIS representatives as authorized signatories of Newco's bank account, the resignation of the Company Secretary and any other related matters whatsoever; and

          6.2.5 any other steps required by this Agreement.

     6.3 On the Effective Date, DOR shall deliver to EIS duly executed share certificate(s) in respect of the DOR Shares, duly executed by DOR.

7. CONFIDENTIALITY

     7.1  Confidentiality:



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          7.1.1 The Parties agree that it may be necessary pursuant to this
               Agreement, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, trade secrets, specifications, designs, data, know-how and other proprietary information, processes, services and business of the disclosing Party.

               The foregoing together with the terms of this Agreement shall be referred to collectively as "Additional Confidential Information".

               The Parties also agree that it may have been necessary to disclose to each other Confidential Information (as defined in the JDOA) pursuant to the Newco Agreements.

               Together Additional Confidential Information and Confidential Information shall be referred to collectively as "Proprietary Information".

          7.1.2 Save as otherwise specifically provided herein, and subject to Clause 7.2 and 7.3, each Party shall disclose Proprietary Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with fulfilling the Party's obligations under this Agreement, and not to any other third party.

               Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement relating to Proprietary Information and their duties hereunder and to obtain their agreement hereto as a condition of receiving Proprietary Information.

               Each Party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Proprietary Information disclosed to it by another Party.

               Each Party shall promptly, upon request of another Party, return all documents and any copies thereof containing Proprietary Information belonging to, or disclosed by, such Party, save that it may retain one copy of the same solely for the purposes of ensuring compliance with this Clause 7.

          7.1.3 Any breach of this Clause 7 by any person informed by one of the Parties is considered a breach by the Party itself.

          7.1.4 Proprietary Information shall be deemed not to include:

               (1)  information which is in the public domain;

               (2) information which is made public through no breach of this Agreement;

               (3) information which is independently developed by a Party, as evidenced by such Party's records;

               (4) information that becomes available to a receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than another Party hereto, which source did not acquire this information on a confidential basis.

          7.1.5 The provisions relating to confidentiality in this Clause 7 shall remain in effect during the term of this Agreement, and for a period of seven (7) years following the Effective Date of this Agreement.

          7.1.6 The Parties agree that the obligations of this Clause 7 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party agrees that monetary damages may be inadequate to compensate a Party for any breach by another Party of its covenants and agreements set forth herein.

               The Parties agree that any such violation or threatened violation may cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, each Party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Clause 7, or a continuation of any such breach by a Party, specific performance and other equitable relief to redress such breach together with damages and reasonable counsel fees and expenses to enforce its rights hereunder.

     7.2  Announcements:

               Subject to Clause 7.3, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any Party without the prior written approval of all other Parties.

               The terms of any such announcement shall be agreed in good faith by the Parties.

     7.3  Required Disclosures:

          7.3.1 A Party (the "Disclosing Party") will be entitled to make an announcement or public statement concerning the existence, subject matter or any term of this Agreement, or to disclose Proprietary Information that the Disclosing Party is required to make or disclose pursuant to:

               (1)  a valid order of a court or governmental authority; or

               (2) any other requirement of law or any securities or stock exchange, with respect to which Elan will be given the opportunity to request confidential treatment;

          provided that if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall give the other Parties or Parties prompt notice of such fact to enable the other Party or Parties to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure.

          The Disclosing Party shall fully co-operate with the other Party or Parties in connection with that other Party's or Parties' efforts to obtain any such order or other remedy.

          If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

          7.3.2 Each of the Parties shall be entitled to provide a copy of this Agreement (and any subsequent amendments hereto) and the Newco Agreements to a potential third party purchaser in connection with Clause 9.2.1(2); and EIS (and/or any Affiliate) shall also be so entitled in connection with Clause 9.2.2 provided that the relevant third party purchaser or assignee has entered into a confidentiality agreement on terms no less protective than the terms of this Clause 7.

8.   WAIVER OF ACCRUED RIGHTS/MUTUAL RELEASES

     8.1 With effect from the Effective Date, each Party and each of its Affiliates ("Releasor"):

          8.1.1 waives any accrued rights that Releasor may have accrued against the other Parties and each of its Affiliates, officers, directors, representative, agents and employees and the assigns and successors in interest of any of the foregoing entities ("Releasees"), whether known or unknown, foreseen or unforeseen, fixed or contingent, of any nature whatsoever from the beginning of time to the Effective Date under the Newco Agreements; and

          8.1.2 fully and finally releases and discharges the Releasees from any and all manner of actions, claims, promises, debts, sums of money, demands, obligations, in law or in equity, directly or indirectly, whether known or unknown, foreseen or unforeseen, fixed or contingent, of any nature whatsoever that Releasor may have by reason of any act, omission, matter, provision, cause or thing whatsoever from the beginning of time to the Effective Date under the Newco Agreements.

     8.2 For the avoidance of doubt the provisions of this Clause 8 shall not in any way act as a waiver by any of the Parties in respect of any of the provisions set forth in this Agreement (including, for the avoidance of doubt, Clause 3.8.1) or in respect of the DOR Shares or the DOR Note, which shall remain unmodified and in full force and effect.


9.   GENERAL

     9.1  Governing law and jurisdiction:

          9.1.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles under the laws of the State of New York.

          9.1.2 For the purposes of this Agreement, the Parties submit to the nonexclusive jurisdiction of the State and Federal Courts of New York.

     9.2  Assignment:

          9.2.1 Subject to Clause 9.2.2 and Clause 9.2.3, this Agreement shall not be assigned by any Party without the prior written consent of the others, save that any Party:

               (1) may assign this Agreement in whole or in part and delegate its duties hereunder to its Affiliate or Affiliates without such consent; and

               (2) may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all of its assets relating to such Party's technology related to this Agreement, provided that such successor or purchaser has agreed in writing to assume all of such Party's rights and obligations hereunder and a copy of such assumption is provided to the other Parties.

          9.2.2 For the avoidance of doubt, nothing in this Clause 10.2 shall affect the provisions governing assignment of securities in
               Schedule 5.1 hereof.

     9.3  Notices:

          9.3.1 Any notice to be given under this Agreement shall be sent in writing in English by registered airmail, internationally recognized courier or telefaxed to the following addresses:


              If to JVP at:

              28101 Ballard Drive
              Lake Forrest, Illinois 60045
              Attention:        President, Urgent
              Telephone:        (847) 573-6275
              Fax:              (847) 573-6245

              If to Elan and/or EIS at:

              Elan Corporation, plc
              Elan Pharma International Limited
              Elan International Services, Ltd.
              C/o Elan International Services, Ltd.
              102 St. James Court
              Flatts,
              Smiths FL04
              Bermuda
              Attention:        Secretary
              Telephone:        441 292 9169
              Fax:              441 292 2224

              or to such other address (es) and telefax numbers as may from time to time be notified by any Party to the others hereunder.

          9.3.2 Any notice sent by mail shall be deemed to have been delivered within seven (7) working days after dispatch or delivery to the relevant courier and notice sent by fax shall be deemed to have been delivered upon confirmation receipt. Notice of change of address shall be effective upon receipt.

     9.4  Waiver:

          No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

     9.5  Severability:

          If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:

          9.5.1 such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

          9.5.2 if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of this Agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

     9.6  Further Assurances:

          At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

     9.7  Successors:

          This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

     9.8  Amendments:

          No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of each Party.

     9.9  Counterparts:

          This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

     9.10 Costs:

          Each Party shall bear its own costs and expenses in connection with the transactions contemplated by this Agreement.

     9.11 Force Majeure:

          No Party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder if such failure or delay results from Force Majeure, but any such failure or delay shall be remedied by such Party as soon as practicable; provided, however, that, no Party to this Agreement shall be excused for a failure or delay in the performance of any of its payment obligations hereunder, even if such failure or delay results from Force Majeure.

     9.12 Relationship of the Parties:

          The Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create or establish an employment, agency, joint venture, or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts, commitments or negotiations or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

     9.13 Entire agreement:

          9.13.1 This Agreement sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof. The Parties acknowledge that as of the Effective Date the Agreement on Principle will be amended and restated to reflect the termination of the Newco Agreements under this Agreement and the Parties agree that there are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement.

          9.13.2 No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically provided herein and only to the extent so specified.



                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK


                            SIGNATURE PAGE TO FOLLOW

     IN WITNESS WHEREOF the Parties have executed this Agreement.


SIGNED


BY: /s/ Debra Moore Buryj
    ---------------------
for and on behalf of
Elan Corporation, plc


SIGNED


BY: /s/ Kevin Insley
    ----------------------------
for and on behalf of
Elan International Services, Ltd.


SIGNED


BY: /s/ Steve H. Kanzer
    ----------------------------
for and on behalf of
Innovaccines Corporation

SIGNED


BY: /s/ Steve H. Kanzer
    ----------------------------
for and on behalf of
Orasomal Technologies, Inc.


SIGNED


BY: /s/ Steve H. Kanzer
    ----------------------------
for and on behalf of
DOR Biopharma, Inc.

                                   SCHEDULE 1

                                  BALANCE SHEET

                            INNOVACCINES CORPORATION

                                          Sept 10 2002
                                         ---------------
ASSETS                                             0.00
LIABILITIES & EQUITY
      Liabilities
          Current Liabilities
              Accounts Payable               141,582.91
              Accrued Expenses                90,109.59
                                         ---------------
          Total Laibilites                   231,692.50
                                         ---------------
          Total Current Liabilities          231,692.50
                                         ---------------
      Total Liabilities                      231,692.50
      Equity
          Additional Paid-In Capital       9,999,900.00
          Common Stock                           100.00
          Retained Earnings                ############
                                         ---------------
      Total Equity                         (231,692.50)
                                         ---------------
TOTAL LIABILITIES & EQUITY                         0.00
                                         ===============




Elan Receivable
           1/2 Payables                          2,638.80
Total Elan Receivable                            2,638.80
                                         ================


           Accrued Expenses

Total Due SRI 12/31/02                         130,000.00
Days from 1/1/02 to 9/10/02                        253.00
Accrued Portion of Payment                      90,109.59
                                         ================

All amounts owed by DOR


           Accounts Payable

Vendor                                      Invoice #      Total Billed         Elan Portion
--------------------------------------------------------------------------------------------
Needle & Rosenberg                         58657                 18,665.89               9,332.95 Paid by Elan 12/9/02
Needle & Rosenberg                         58658                    478.25                 239.13 Paid by Elan 12/9/02
Needle & Rosenberg                         58659                 11,503.17               5,751.59 Paid by Elan 12/9/02
Needle & Rosenberg                         58660                    127.70                  63.85 Paid by Elan 12/9/02
Needle & Rosenberg                         59732                 18,303.50               9,151.75 Paid by Elan 12/9/02
Needle & Rosenberg                         59733                    319.94                 159.97 Paid by Elan 12/9/02
Needle & Rosenberg                         59734                    460.00                 230.00 Paid by Elan 12/9/02
Needle & Rosenberg                         59735                 22,629.76              11,314.88 Paid by Elan 12/9/02
Needle & Rosenberg                         59736                  5,024.50               2,512.25 Paid by Elan 12/9/02
Needle & Rosenberg                         59737                  (948.60)               (474.30) Paid by Elan 12/9/02
Needle & Rosenberg                         62785                    437.85                 218.93 Paid by Elan 12/9/02
Needle & Rosenberg                         62786                    949.89                 474.95 Paid by Elan 12/9/02
Needle & Rosenberg                         62787                    401.40                 200.70 Paid by Elan 12/9/02
Needle & Rosenberg                         62788                  1,530.16                 765.08 Paid by Elan 12/9/02
Needle & Rosenberg                         62789                  1,883.25                 941.63 Paid by Elan 12/9/02
Needle & Rosenberg                         62790                    740.08                 370.04 Paid by Elan 12/9/02
Needle & Rosenberg                         63913                 28,003.66              14,001.83 Paid by Elan 12/9/02
Needle & Rosenberg                         63914                  3,410.00               1,705.00 Paid by Elan 12/9/02
Needle & Rosenberg                         63915                    292.00                 146.00 Paid by Elan 12/9/02
Needle & Rosenberg                         63916                    344.31                 172.16 Paid by Elan 12/9/02
Needle & Rosenberg                         66133                    111.00                  55.50
Needle & Rosenberg                         66135                  2,166.60               1,083.30
Rob Brey                                   Aug 02                 8,500.00               4,250.00 Paid by Elan 12/9/02
Rob Brey                                   July 02                7,648.60               3,824.30 Paid by Elan 12/9/02
Rob Brey                                   June 02                5,600.00               2,800.00 Paid by Elan 12/9/02
Rob Brey                                   Sept 02                3,000.00               1,500.00
                                                               -----------
                 Total                                          141,582.91
                                                               ===========


                                 SCHEDULE 3.5.2

                          NEWCO THIRD PARTY AGREEMENTS



                                   [ATTACHED]

                                 SCHEDULE 4.1.2

                                ELAN IMPROVEMENTS



Vaccine Particles derived from:

BEODAS(TM)/Pharmazome(TM) technology
Process technology


Know-how in use of Caco-2 co-culture for screening formulations and for gene expression


Gastrointestinal targeting ligands and methods of isolating:

UEA1 peptidomimetic
UEA1 small organics
205 peptide and derivatives
207 peptide and derivatives
Phage-derived peptides
Phage derived peptidomimetics
Ligands for HPT1 and hPepT1 receptors
In Vivo Phage library screening including GIT screening

Avidin surface modification/biotinylated peptides on latex


Maynooth agreement (vaccine testing and evaluation with Kingston Mills); expertise in pertussis, bacterial challenge models and immunology. Know-how in vaccines and immunology.

Other Elan technology related to the field: e.g. Quadrant, liposome technology from TLC

                                 Schedule 4.1.3

                                JVP IMPROVEMENTS


Orasomes (polymerized liposomes)



Orasomes with surface bound UEA-1 or targeting lectin and other ligands depicted and described in issued JVP Patents


Orasomes with adjuvants (MPL, CT, LT) and such Orasomes with UEA-1 targeting and targeting with other ligands depicted in issued JVP Patents

OPS (linker technology for surface modification) developed outside the Research and Development Program and other uses of the OPS technology.

                                SCHEDULE 4.1.3(1)

                           NEWCO INTELLECTUAL PROPERTY
                          TRANSFERRED/ASSIGNED TO ELAN



Targeting ligands described in Schedule 4.1.2 and Elan's issued patents with non-polymerised liposomes as described above for mucosal vaccines (but not to vaccine stage), i.e., the final formulation composition


Avidin/biotin scaffold system on particulates.

Use of biotinylated peptides bound to surface localized avidin.

Non-Orasomal particulates in the field of mucosal vaccines (specifically exemplified by alum particles and microparticulates described in Quadrant technology.

Non-Orasomal particulates including adjuvants (specifically exemplified by use alum particles for oral vaccination)

                                SCHEDULE 4.1.3(2)

                           NEWCO INTELLECTUAL PROPERTY
                               REMAINING IN NEWCO


Polymerized liposomes consisting of DODPC or DPPC and combinations with cholesterol specifically in the field of mucosal vaccines.

With and without adjuvants (CTB, LT, CT, MPL) and targeting for mucosal vaccines for use solely with UEA-1 and other lectins and ligands described in issued JVP patents.

UEA-1 targeting ligands and other ligands described in issued JVP patents with Orasomes for mucosal vaccines (but not to vaccine stage), i.e., the final formulation composition, specifically exclusive of Elan ligands described in
Schedule 4.1.2 and Elan's issued patents.

Use of the OPS technology for scaffold development with Orasomes- in vitro and in vivo

Orasomes (as described above) including adjuvants (exemplified by use of MPL with Orasomes as described above)

o Antigen/Orasome with co-entrapped lipophilic adjuvant (exemplified as above)
o    With admixed adjuvant toxins (exemplified by the use of CT)
o Exemplified by influenza and tetanus vaccines for oral and intranasal administration

Non-Orasomal particulates including adjuvants (exemplified by use of MPL with PLG particles)

All rights granted to Newco pursuant to the SRI License Agreement.

                                                                  EXECUTION COPY




                                  SCHEDULE 5.1

                        RIGHTS RELATED TO THE SECURITIES
                       Amendments to the Finance Documents

1.   Transfer Restrictions

The following provisions are hereby amended as follows, effective as of the Effective Date:

Section 9 ("Transfer of Registration Rights") of the JVP Registration Rights Agreement is hereby amended and restated in its entirety to read as follows:

          "9. Transfer of Registration Rights. The rights granted to any Person under this Agreement may be assigned only to (i) a transferee or assignee who is an Affiliate of such Person, without limitation on the number of such assignments, or (ii) on up to four (4) separate occasions, a transferee or assignee who is not an Affiliate of such Person, in each case in connection with any transfer or assignment of Registrable Securities by a Holder, provided, that: (a) such transfer may otherwise be effected in accordance with applicable securities laws, (b) if not already a party thereto, the assignee or transferee agrees in writing prior to such transfer to be bound by the provisions of this Agreement applicable to the transferor and (c) such transferee shall own Registrable Securities representing at least 1,000,000 shares of Common Stock, subject to the Anti-dilution Adjustments."

Except as set forth above with respect to Section 9 of the JVP Registration Rights Agreement, any and all other provisions, legends or requirements for legends in any way, directly or indirectly, limiting or conditioning the free transfer, alienation or assignment of the securities of JVP and associated rights issued by JVP to EIS or its subsidiaries or Affiliates are hereby deleted in their entirety and are of no further force and effect (other than any holdback agreements contemplated by the JVP Registration Rights Agreement). The Parties hereby agree that the transfer of such securities of JVP are thus no longer subject to contractual restrictions on transfer of any kind (other than any holdback agreements contemplated by the JVP Registration Rights Agreement and except as set forth above with respect to Section 9 of the JVP Registration Rights Agreement). The Parties recognize that such securities remain subject to restrictions imposed under applicable securities laws. JVP will use commercially reasonable efforts to inform its transfer agent, and co-operate with the holder of such securities to confirm with prospective third party transferees from time to time, of the elimination of such restrictions and, if the certificate representing such securities is legended to reflect a contractual restriction, JVP shall, if requested by the holder of such securities, shall re-issue such securities without such restrictive legend.

2.   BOARD SEAT

Section 4(b) of the Securities Purchase Agreement ("Board of Directors") is hereby amended and restated in its entirety to read as follows, effective as of the Effective Date:

     "(b) Board of Directors. For as long as EIS and/or its affiliates or subsidiaries (collectively, for purposes of this Section 4(b), "EIS") shall collectively own at least 10% of the Common Stock, on a fully diluted basis (i.e., after giving effect to the conversion, exchange or exercise of all Common Stock equivalents or convertible, exchangeable or exercisable securities), EIS shall be entitled to nominate a director (the "EIS Director"), and the Company shall use its best efforts to cause the EIS Director to be elected to the Company's board of directors, including by including the EIS Director in the management slate of directors at each meeting of stockholders at which an election of directors occurs.

          At any time that EIS does not have its own designee sitting on the Company's board of directors, if EIS so requests, EIS shall be entitled to appoint an observer to attend each meeting of the Company's board of directors. The Company shall send to such observer notice of the time and place of each such meeting in the same manner and at the same time as such notice shall be given to its directors. The Company shall also provide to such observer copies of all notices, reports, minutes and consents at the time and in the manner as they shall be provided to its directors, except for information reasonably designated as highly confidential and proprietary information by the Company's board of directors.

          The foregoing rights under this Section 4(b) shall not be assignable by EIS to a person or entity not affiliated with EIS."




                                       2